FORM 15. -- Certification and Notice of Termination of Registration Under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                              Commission File Number              0-14513
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                 CAPITAL INCOME PROPERTIES-C LIMITED PARTNERSHIP
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             (Exact name of registrant as specified in its charter)


         11200 Rockville Pike, Rockville, Maryland 20852, (301)468-9200
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [ ]            Rule 12h-3(b)(1)(i)      [x]
     Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
Five (5) or fewer
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Capital
Income Properties-C Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                         CAPITAL INCOME PROPERTIES-C LIMITED PARTNERSHIP
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                         (Registrant)

                         by: C.R.I., Inc.
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                             Managing General Partner


November 12, 1999            by: /s/ Michael J. Tuszka
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DATE                             Michael J. Tuszka
                                   Vice President
                                   and Chief Accounting Officer
                                   (Principal Financial Officer
                                   and Principal Accounting Officer)